EXHIBIT 99.1

                          PILGRIM'S PRIDE CORPORATION

                     APRIL 16, 2003, AT 10:00 A.M. CENTRAL
                              RESERVATION #452578
______________________________________________________________________________

Good morning, and welcome to the Pilgrim's Pride conference call to review its Fiscal Second Quarter 2003 results. At the request of Pilgrim's Pride, the conference is being recorded. In general, participants will be able to listen only to the call; however, at the end of the management presentations certain of the companies and industry's analysts will be able to ask questions of management. At that time, you will be instructed by the operator of the process necessary to let her know you would like to ask questions. On this conference call will be Mr. O.B. Goolsby, COO and President, and Mr. Rick Cogdill, Executive Vice President and Chief Financial Officer. Beginning the conference is Mr. Rick Cogdill. Mr. Cogdill, you may begin.

RICK COGDILL:

Okay, good morning. Last night we released our results for our second fiscal quarter of 2003. On this call we will cover in more detail these results for the quarter and the year. After I review that, as was mentioned, O.B. Goolsby, our President and COO, will address pertinent operating items related to the quarter and industry-related material. The prepared comments section of this conference call again will be followed by an opportunity to ask questions to the extent O.B. and I don't answer all of them in our prepared text.

Before we get going, I want to remind everybody that the conference call will contain forward-looking statements, including our expectations of future results, sales material, cost of input, market dynamics, etc. The actual results might differ materially from those projected in these forward-looking statements. Additional information concerning factors that could cause the results to differ materially from those forward-looking statements are contained in our press release that went out yesterday, as well as from disclosures in our public filings on Forms 10-K, Q and 8-K with the SEC. Also, one additional item to note, I will be referring to EBITDA(1) during this call. EBITDA is a non-gap financial measure. For reconciliation of EBITDA to our gap results and a description of why we use EBITDA. Additionally, in this conference call we will refer to several numbers and provide a net of tax amount of those numbers. Please note that when I refer to net of tax that these computations also include resulting employee incentive plan accrual computations that are dependent on profitability. However, for simplicity I will simply state net of tax. So moving on, let me begin by covering the financial results for the quarter and the six months.

Starting at the bottom with earnings per share, as we reported last quarter we earned $0.26 for the quarter ended March of '03. This compared to a $0.03 per share earnings for the same period last year. Included in this quarter is $36.2 million of vitamin and methionine antitrust lawsuit reimbursements. On a net of tax amount, this is $22.2 million or $0.54 a share gain attributable to these partial settlements. This amount exceeded the amounts that we referenced in our first quarter fiscal '03 10-K by approximately $7.2 million, so we received $7.2 million more than we had anticipated last time we were all together or last time we had a public filing. Also included in the results were payments from the federal government to turkey producers in Virginia that experienced losses related to last March's avian influenza outbreak. We received $1.8 million during this quarter, or $1 million net of tax for a $0.03 effective amount. As I communicated in our first quarter conference call, we did expect this quarter to continue to be negatively affected by the avian influenza outbreak that occurred in March of '02. Our estimated number of these negative effects that affected this quarter were $4.3 million. On a net of tax basis, this would be $2.7 million, or $0.07 a share.

Moving to the six-month period ended March of '03, we earned $0.33 a share compared to $0.35 a share for the same period last year. However, as you might recall, last year we had a one-time benefit for a change in the Mexican tax law of approximately $0.09 per share, excluding that one-time benefit. Our share of the federal government reimbursements for the turkey producers in the six-month period were $16.1 million, or $10.1 million net of tax for $0.24 a share. Included in the six-months results related to the negative effects of the avian influenza, we estimate that $7.3 million of negative effects resided in the first six months, again resulting from that outbreak that occurred in March of '02. On a net of tax basis, this would be approximately $4.6 million or $0.11 per share. It's important to note that this concludes the time period where our production volumes have been negatively affected by the March 2002 outbreak of avian influenza. In summary, we estimate that our operations were negatively affected over the past five fiscal quarters by approximately $33 million in gross or $16.8 million net after the federal government reimbursements that I previously mentioned. Further, while our projections will not include anticipation of any additional reimbursements from federal or state governmental agencies, we believe that subsequent receipts not only are warranted and possible; however, their timing being extremely indeterminable if at all, so they will not be included in any forward-looking projections until more certainty, if any, were to arise.

In the six-month period, the lawsuit settlements related to vitamin and methionine was $37.6 million or $23.1 million net of tax, equating to $0.56 a share. If we move to the income statement, we start at the top with net sales for our second fiscal quarter. Sales were $630.6 million compared to $600.8 million in the same period last year. This is an increase of $29.8 million. This increase for the quarter was primarily attributable to increased sales at our prepared foods chicken division in our central United States as well as our Mexico operations. Additionally, the quarter we did have higher sales prices in the U.S. for commodity breast meat products; however, these were offset by lower prices not only in our turkey division but also in our U.S. commodity chicken prices, primarily for dark meat items. Again, the sales in the Central Division prepared foods were a primary factor driving the increase in sales. Our operations increased their production volume 19.6 percent in volume and
13.2 percent in total dollars. The Mexico numbers increased by 19.3 percent. The major negative on the sales factor, in addition to dark meat, was the turkey sales decrease which again were significant, caused by the effects of the turkey product recall which affected our production at our Franconia, Pennsylvania turkey prepared foods plant. Again, this recall was initiated in October of this year, and we estimate that sales in this plant were down approximately $27 million compared to the same period last year.

Turning to the six months, we had sales of $1,258.0 million compared to $1,256.8 million for the same period. While overall this is essentially stable with the prior year numbers, the components vary greatly. Again, the Central Division's prepared food operations increased 16.8 percent on the six-month basis in volume, 10.5 percent in dollars, and sales of our Mexico operations were up 10 percent. These sales gains were almost entirely offset by decreased sales in our turkey prepared foods plant in Franconia, again as a result of the product recall initiated in October, reducing sales at this facility by an estimated $54 million. Additionally, sales were negatively impacted by lower prices for other U.S. commodity chicken prices, primarily dark meat.

Turning to operating income for the quarter, we had $1.4 million reported.
This includes $11.3 million of non-recurring recoveries related to the avian influenza reimbursements and the vitamin recoveries that I mentioned previously. This compares to an operating loss of $4.4 million in the same period last year. For the six-month period, the number for operating income was $11.8 million-this amount included $25.7 million of non-recurring recoveries mentioned previously-compared to $19 million of operating income for the same period last year. Interest expense for the quarter increased $2.6 million to $9.9 million, from $7.3 million in the same period last year. This was due primarily to higher average levels of debt outstanding during the quarter. As a percentage of sales, interest expense increased during the quarter to 1.6 percent from 1.2 percent. On a six-month basis, interest expense was up $3.6 million to $19.4 million from $15.8 million the same period last year, again due primarily to the higher level of outstanding debt during the six months. Average interest expense as a percent of sales was up slightly to 1.5 percent from 1.3 percent last year. Income tax expense for the quarter was $7.4 million on net income of $18.1 million. These amounts are compared to net income tax benefit last year of $13.4 million-however, that $13.4 million included a $9.7 million tax benefit related to the change in the tax laws in Mexico-on a net loss last year of $12.1 million pre-tax. For the six-month period our income tax expense was $7.6 million on net income before taxes of $21.1 million. Again, this compares to a benefit last year of $10.7 million or $1 million benefit when you exclude the $9.7 million tax benefit related to the prior year change in the Mexican tax law, on net income before tax of $3.5 million.

Turning to the balance sheet, assets were up approximately $39.2 million from the end of the prior quarter to $1,259.1 million. This was due primarily to seasonal changes in our working capital components. Our debt was up, as mentioned, $58.5 million during the quarter to $496.1 million. As of March 29th of '03, the debt was made up of $4.3 million in current maturities on long-term debt and $491.8 million of long-term debt. As of the end of this quarter, we had approximately $167 million available under our secured term borrowing facility and $113.6 million capacity under our revolving facilities, for a total debt capacity of approximately $280.6 million. Adding balance sheet cash of $14.4 million to these amounts, liquidity at the end of the quarter was approximately $295 million. The weighted average interest rate on debt outstanding was basically unchanged from the end of the prior quarter at 7 percent. At the end of the quarter approximately 53 percent of our debt is fixed, and the remainder is on floating arrangements. Shareholders' equity increased $10.2 million based on the reported earnings to $405.3 million.

Turning to the cash flow statement, cash flow from operations for the quarter ended March were a loss-excuse me, not for the quarter, that's for the six months ended March-were a loss of $16 million compared to prior year six months results of $23.1 million profit. Depreciation and amortization for the quarter was relatively unchanged at $17.8 million compared to $17.6 million in the same period last year, and for the six months it was $35.3 million compared to $35 million for last year. Capex was up slightly, $1 million, to $15.9 million for the quarter compared to $14.9 million. For the six months capex was down $7.2 million to $25 million compared to $32.2 million in the same period last year.

A few other items to note in the cash flow statement were increases in working capital components as I mentioned, primarily inventories related to increased finished product inventory and higher live and feed inventories. Additionally, our balance sheet has recorded an insurance receivable related to our product recall of approximately $20.1 million. That increased $10.3 million during this quarter compared to the amount at the end of the first quarter.

That's a quick rundown of the financial summary. I'll turn it over to O.B. to discuss the operating results and then come back with our outlook for the rest of the year. O.B.?

O.B. GOOLSBY:

Good morning. I'd like to make a few comments about the quarter. The second quarter this year was again a challenging quarter. The difficulties resulting from last year's turkey recall and the difficult markets precipitated by the continued interruption of exports to Russia, coupled with the rising feed ingredient costs, negatively impacted this quarter. The impact of the March 2002 outbreak of avian influenza continued to adversely impact our operations, as Rick mentioned in the financial overview. We received an additional $1.7 million during the quarter from the federal government and a total of $16.1 million year-to-date.

As we discussed last quarter, Wampler Foods has been engaged in a recall of some of its products produced at the Franconia, Pennsylvania plant. We suspended operations at that plant for 30 days last October while a review, cleanup and enhancement of equipment and systems was conducted. Let me again emphasize that no illness associated with the Listeria strain in last year's Northeast U.S. outbreak have been linked to any Wampler products, and no product of ours has tested positive for the strain responsible for the illnesses in that outbreak. Keeping that in mind, I want to assure you that the swift actions that we took demonstrated an abundance of caution by our company because of our overriding concern for customer safety and peace of mind. We work very hard in all of our operations to meet or exceed government requirements and expectations for product safety out of concern for consumers, and the Franconia plant was no exception. To date we have identified $20.6 million in direct costs related to that recall. Additionally, we estimate that our operating margins have been negatively affected by $5-$10 million for the recent quarter and $10-$20 million for the six-month period ended March the 29th. These are the amounts of the impact for our components in our business interruption insurance claim that will be filed later this year. To date we have recorded an insurance receivable of $20.1 million related to these direct costs, and additionally we have received $4 million from the insurance company as an advance payment on our anticipated claim.

Our prepared food sales out of the Franconia plant were negatively impacted by approximately $27 million during this second fiscal quarter and approximately $54 million during the six-month ended March 29th. This plant is operating at less than pre-recall capacities and 50 percent of the pre-recall levels on products being produced since reopening. Revenues will continue to be negatively affected at our Franconia plant till we reestablish our sales to pre-recall levels.

Mexico-the exchange rate on March 29th was 10.73 compared to a year ago at 9.06, or an 18.4 percent devaluation. Currently the peso is at 10.64 dollars. During this quarter our Mexico operation volumes increased 20.5 percent; however, only 4.2 percent of this was an increase in placements. Approximately 5 percent was due to our purchasing of live birds from other producers and marketing by us in Mexico, and the remainder was due to better live production performance and weight gain. The tariff reinstatement to 2001 levels of 98 percent remains on track, and currently imports to Mexico are being held to prior year levels. The final agreement is still slated to happen by this summer.

Our bright spots continue to be our prepared foods chicken division where volume increased 19.6 percent for the quarter and net sales 13.2 percent. We look for our prepared business to continue to grow in the 10-15 percent range for the next few years. We also believe that there will be good feature activity on chicken this summer in the quick service restaurant groups due to beef and pork prices increasing. On Eastern fresh chicken, progress has been made in reducing both plant costs and live costs. We also continue to look for and make product mix changes; however, commodity mix is still the current problem. Our operating results for this division improved approximately $2.5 million over the prior quarter, yet still is nowhere near where it needs to be. Third quarter should improve another $5 million over second quarter.

Hatching eggs have been in decline over the last quarter, and industry expects improved prices for total meat supply. That supply is expected to decline by
1.8 percent in the quarter of April-May-June of 2003. Chicks placed have been at less than 100 percent of prior year for most of this fiscal year, and so have weekly slaughter numbers. These trends should continue through Memorial Day, the traditional beginning of our peak summer demand. Our U.S. production of dressed chicken is essentially flat, up approximately .4 percent versus the same quarter a year ago. This week we have become one of only three plants in the country with processing capabilities to produce both catch weight and net weight package retail tray packed products. We believe that this capacity will offer our customers a broader choice of product pricing along with the ability to gain efficiencies in their inventory management practices.

On our concerns, the eastern turkey business continues to struggle, suffering from the effects of last quarter's product recall. While the plant consolidation project was completed in October of 2002, where we closed our Harrisonburg, Virginia plant and expanded our Hinton, Virginia operation.
Those operations are totally being negatively affected by a grow-out operation and production operation geared for supplying products for the prepared foods plant at Franconia. Our feed costs have increased this year-10 percent for the quarter, 13 percent year-to-date-costing us approximately $14 million in the second quarter and $30 million six month-to-date. We will shortly begin to see more volatility in prices as we enter the spring planting season, and this volatility typically lasts throughout the summer until the status of this year's crop becomes more certain. Recently the USDA has lowered their expected increases in corn and soybean acres to be planted to levels essentially flat this year for corn and approximately down half a million acres for soybeans when compared to a year ago.

Energy was another increased cost item this quarter. Total energy costs for the second quarter for 2003 were up $4.2 million compared to the same quarter in 2002 and $5.1 million higher than the previous quarter. Electricity cost was primarily unchanged. The majority of the cost increases came both in natural gas, fuel oil, bulk fuel and bulk diesel. These were up 22 percent.

Export interruptions continue. Russia continues to negatively impact our U.S. markets as we enter the second half of fiscal 2003. Russia had previously announced a quota system that was to be effective April the 1st of 2003 but has yet to be implemented as disputes continue over inspection process of U.S. plants. Last week it was reported that the U.S. and Russia had reached an agreement in principle that the inspection standards would establish equivalency in the safety and sanitation objectives between the two countries which used different science-based approaches. Talks aimed at resolving these differences are anticipated to occur] as early as the end of next week, with inspections beginning shortly after final standards are established. Under this quota system Russia will limit imports of poultry at 1.05 million metric tons per year, along with a 25 percent duty. This compares to 2001 where Russian imported an estimated 1.3 million metric tons of which 1.1 million came from the U.S., or approximately 85 percent of their needs. During 2002 the numbers from the U.S. fell to approximately 800,000 metric tons. Accordingly, assuming that the U.S. can continue to capture in the 80 percent range of the imports going into Russia, the amounts exported annually once shipments resume would not significantly change under the quota system versus a year ago.

Commodity prices continue to show losses compared to a year ago also. Leg quarters averaged down 19.1 percent for the quarter, and for the six-month period were down 28.9 percent, averaging $0.1784 per pound versus $0.251 per pound for the same period year ago. Whole birds were basically flat, with Georgia Dock at $0.6278. Whole wings were down approximately 10.5 percent, and boneless skinless breasts was the only commodity that was up for the quarter at $1.41 compared to $1.24 year prior. However, breasts is currently trading in the $1.50 range.

Looking forward, USDA is projecting corn to increase 17 percent, or approximately $0.33 a bushel, for the calendar year that we are in. A cent a pound increase in the price of corn equals to approximately $1.2 million annual impact upon our company. Soybeans are projected to increase 3 percent, or $5 a ton for the calendar year. A dollar a ton increase in soybean mill is equivalent to $1.1 million annually for our operation.

Meat supply is projected to decline 0.8 percent versus a year ago on total meat supply of beef projecting to be down 1.8, chicken down 0.1 percent. For the quarter of April-May-June, total meat supply is projected to be down 1.8 percent compared to a year ago numbers of an increase of 4.4 percent. Chicken is projected to be down 1.9 percent and beef down 3.1 percent.

With that, I'll turn it over to Rick to review our projections for the rest of the year.

RICK COGDILL:

For our projections, a few comments about the remainder of the year. Let me again clarify some of the unusual items which will be embedded in these numbers. The USDA reimbursements, again, for avian influenza outbreak in Virginia-so far we received $16.1 million through our first six months. On the vitamin lawsuit recovery, so far we have received $37.6 million in the first six months, and we have also received an additional $17.2 million subsequent to the end of the second quarter. That would be approximately $9.7 million net of tax, or $0.24(2) a share. Those will be in the quarterly numbers, but I'll break them out as well. That'll bring the total vitamin recovery amounts included in this year's numbers to $54.8 million, or approximately $0.80(2) a share.

Starting with the sales numbers, we're changing them slightly from what we projected last quarter. Sales in the U.S. are projected to be in the $2.2 million range; sales in Mexico, $375 million, to approximately $2,575.0 million for the company as a whole. Chicken volumes, we continue to basically run our U.S. operations basically flat; we're showing a slight increase of .2 percent. Turkey-again, primarily due to the interruptions related to avian influenza, the raw production volume will be down approximately 2.3 percent compared to the prior year which also was down because of avian influenza. At the prepared foods, as O.B. mentioned, we will continue to grow that in the 10-15 percent range this year as well as the next few years. The turkey prepared food division, being negatively impacted by the recall, will be down approximately 24-25 percent for the year. An increase is projected in our Mexico production volumes of 14.3 percent, and O.B. mentioned the components of that in his remarks: most of that occurring from sourcing of product from outside producers that we're able to exercise our marketing advantage and market that product as well as increased live production performances, and then approximately 4-5 percent does relate to increased placements.

Overall, total chicken will be up 2.8 percent-again, most of that if not all of that occurring in Mexico; U.S. basically flat. SG&A percent of sales remains unchanged at 5.4 percent. Anticipated interest expense remains unchanged in the $700,000-$800,000 per week. Our projected effective income tax rate for this year will be between 30-35 percent depending on where the components of earnings are coming from relative to the United States or Mexico. Starting on the bottom line, including all the embedded vitamin recoveries and avian influenza reimbursements, our projected earnings for the year are now being revised upward to $0.60-$0.80 per share for fiscal year 2003. I'll break that down. For the third quarter we expect earnings to be $0.27-$0.37 per share with the inclusion of the vitamin recovery amount that I previously mentioned-the $17.2 million. Excluding that, it'll be approximately $0.03 to $0.13 per share profit for the third quarter. The fourth quarter we do not project any additional recoveries from either vitamins or avian influenza reimbursements at this time. If that were to occur, that would be over and above the numbers I'm about to talk about. Our projections are ranging currently from a breakeven in the fourth quarter to a range of $0.0 to $0.10 profit in the fourth quarter.

One other thing to note on these bottom line earnings is that these numbers reflect, as I mentioned on the tax expense, a projected effective rate of 30-35 percent. As we had last year, the gain related to the change in the Mexican tax laws, we did have some unutilized net operating losses in some of our operating companies in Mexico. We have been under study in trying to look at our operations to see how we can make better use of those net operating losses without letting them expire. To the extent we can receive benefit from those net operating losses, another gain or reduction in tax expense might be recorded later on in the year; and again, any such gain is not reflected in the numbers that I've just referred to.

EBITDA for the quarter was approximately $45.5 million(1). Again, the computation of that, as well as why we think that's an important non-gap measure, is included in our 8-K which is available on our website. For the year, six months it's $75.1 million(1). Our projected EBITDA for 2003 year is being raised slightly over our last quarter's guidance to $150-$160 million(1). Capital expenditures-we're not at this time projecting a decrease from what we have said so far, leaving that in the range of $65-$75 million. However, as I noted earlier, we are at $25 million currently so our run rate is below what we have put out as our expected target.

EPS summary...If we look at the $0.60-$0.80 reported, that was $0.07 in the first quarter, $0.26 in the second quarter, projected of $0.27-$0.37 in the third quarter, and projected $0.00-$0.10 in the fourth quarter. If we exclude the unusual recoveries from avian influenza and vitamin, we would have had a $0.17(2) loss in the first quarter, a $0.31(2) loss in the second quarter, projected $0.03-$0.13(2) cent profit in the third quarter, and projected $0.00- $0.10 profit in the fourth quarter, resulting in a $0.24-$0.44(2) loss excluding those unusual recoveries for fiscal year 2003 as a total. I think that's enough from the prepared text and the outlook. I'm sure some of you might have some questions, so we'll ask the operator to come back on and we'll address what they might be.

Very good. At this time we will be taking questions. If you have a question, please press "1" on your telephone keypad. If you would like to cancel your question, you can press the "#" sign. Once again, to ask a question at this time please press "1" on your telephone keypad. Our first question comes from John Bierbusse of AG Edwards. Please go ahead.

(1)  See Exhibit A
(2)  See Exhibit B

Q: Gentlemen, good morning. First, the history, I guess. I'm having a heck of a time understanding how to jibe the two recovery items, vitamins and AI, with how they're presented on your income statement. From adding the two together...bear with me, I do it the old way...I've got $37.9 pre-tax between the two in the quarter, $23.2 million net and $0.57 per share. How do I isolate that out...I see the $11.313 as a pre-tax line item, but I'm guessing that's a collection of things in there.

A: Actually, that is primarily, John...it is the avian influenza recovery during the quarter of $1.8 million and the vitamin recovery portion that relates to our pre-existing and continuing operations prior to the acquisition of WLR. So what we've had to do from a financial reporting perspective is break out our vitamin recoveries between what related to the historic Pilgrim's operation and what related to the old historic WLR operation. To the extent it related to WLR's prior consolidation in our financials, that's reported under Miscellaneous Net.

Q: Okay, so I've got...of the $11.313 that you're showing as a non-recurring recoveries item on your income statement here, Rick, $1.7 is AI and the balance would be vitamin then? From old Pilgrim?

A: Yes, that's correct. And then the difference between that and the total numbers is down in Miscellaneous Net.

Q: Okay, okay, all right, good. I think I can make those pieces work. Thank you for the glue on that. Secondly, I think if O.B. wouldn't mind going back, there was a portion in his text where he mentioned the per share impacts of a change in corn and soybean. Would you mind running that by me one more time, please? If you can find that little segment?

A: That wasn't a per share; that was total dollar impact. The projection from USDA is corn will increase 17 percent or $0.33 a bushel. One cent a pound increase per bushel in corn is worth $1.2 million annually to this operation.

Q:    So $0.01 a bushel?

A:    Yes.  That's on an operating basis.

Q:    It's $1.2 million operating?

A: Um-hmm. And then the numbers that he's referring to are USDA's current final numbers projected for calendar year '03 versus what they were in calendar year '02, not calendar year '04 which we're still in the process of...

Q:    Who knows, right, exactly.  And then on the soy side, please?

A: It is projecting an increasing of 3 percent or $5.00 a ton, and a dollar a ton is equal to $1.1 million operating.

Q: Okay, very good. Thank you so much for repeating that. Lastly, with respect to the outlook for the third quarter in particular-well, really the second half-ex the recovery items, this would seem to imply to me at least a pretty grim outlook for U.S. chicken in the second half of the year. And with production looking to come down in the industry the way it is, I wonder if you could run by me why you think that will be true.

A: There's a couple of things. If you look at the chicken markets specifically, we do not foresee any improvement in the dark meat prices the rest of this fiscal year. We think it's going to hover in the range of where it has been this last quarter, so that's still going to be below a year ago numbers. Breast meat items...

Q: Can we stop right there? Leg quarters last summer were trading as low as what, I don't know, $0.13 a pound, probably on a real basis even less than that, so you're expecting legs to be that low for the rest of the year?

A: Not compared to last year, no. We're expecting them to be where they are currently for the rest of the year.

Q:    Which I thought was in the low 20's.

A: $0.19 today and discounting from there. I think the main item...if you look at obviously the 10-Q that we will report, as well as the information that's out on our website, the turkey operation is significantly impacted by the product recall. It's running operating losses for the quarter of $15.4 million.

Q:    I did see that number, thank you.

A: So as O.B. mentioned, we believe that approximately $5-$10 million of that relates to business interruption impact that will be recoverable through our insurance program. However, those recoveries are not recorded in our estimates of earnings.

Q: That brings up an interesting question. Whenever you do collect that receivable, how will you show that? Does it get shown as a separate line item or as a profit to turkey?

A: We're going to show that on the same line that we put these other recoveries, non-recurring recoveries.

Q: Because it seems to me we'd then have a labeling problem where the recovery from the insurance then will be in essence a non-operating item while the costs that you've incurred so far are quite literally buried into the turkey business. Right?

A: Not entirely correct. They will be separately stated as a non-recurring recovery which is a component of operating income.

Q: But when I look, for example, on the website and see those two big losses from turkeys in the last two quarters, I can't tell how much of that really is losses that will be recovered versus just the tough nature of the overall market.

A: You cannot. The only thing that you have today is what we've told you which is our estimate is between $5-$10 million in each of those quarters. When we receive the recoveries it will go up on the business interruption side; it will go up under non-recurring recoveries which will come down to be a component of operating income, but depends on how you and other analysts look at these numbers. If you don't make compensating adjustments for the negative effects that are included in cost of goods sold and simply exclude all the positive effects that are under non-recurring recoveries, you will have a detrimental mismatch just like we are with, say, the avian influenza reimbursements.

Q:    That's easier said than done though, clearly, right?

A:    Yes, it is.

Q:    I appreciate the philosophy, but try it from our side of the fence.

A: Yeah, like avian influenza-to date, like I said, $33 million in negative effects is our estimate of what's been reported in the last five quarters in our operating income, and we have received $16.1 million which is reported as non-recurring recoveries. So there ought to be some netting of those results between quarterly periods.

Q: You're preaching to the choir, unfortunately, when the choir needs all the data. It's just hard to keep track of all that.

A: And we have provided the data on a quarter-by-quarter basis based on our estimate.

Q:    Okay, very good.  Thanks a lot.

The next question comes from David Nelson with First Boston.  Please go ahead.

Q: Good morning. Why is debt going up, which is driving interest expense going up?

A: Well, we had changes in working capital this quarter with inventories going up, receivables going up. As O.B. mentioned, we're carrying $20 million currently that's recoverable from the insurance on product-related claims. It's really working capital components more than anything else.

Q:    Okay, we'll follow up later.  Thank you.

And the next question comes from Diane Geissler with Merrill Lynch. Please go ahead.

Q: Good morning. Can we just get back to the turkey segment? I realize that you had big losses in the first and second quarters. Is the third quarter going to be as big a loss, or do you see your efforts to sort of get that business moving and no longer having the avian influenza impact...is it going to be another $15 million loss in EBIT in the third quarter?

A: I think our projections are not that strong, but they are yes, a significant loss in that quarter.

Q: When would you expect that business to gain some traction just based on what you're doing on the recall side and getting the product back into the market?

A: We feel that there will be some improvement within three months. Three to six months is a timetable where we feel like that we will get a lot of brand reintroduction and come a long way in rebuilding that customer base.

Q: But don't look for it in the third quarter? It sounds like don't look for it in the fourth quarter either.

A: Again, a tremendous amount of unknowns in projecting what some of these customers are going to do, but we feel that third quarter will be slightly improved versus the last quarter, and fourth quarter should continue that improvement.

Q: Can you talk a little bit about the Mexican ban on poultry out of Texas that was announced, I think, last week? How will that impact...I realize you have operations in Mexico so it may be a net positive for you, but could you just talk a little bit about how that might impact you?

A: Again, we are restricted because of that announcement. However, the state of Texas was not a large shipper of product into Mexico.


      Surprisingly as a company we do not ship a lot of our products from US to our operations in Mexico. We have some impact on dark meat prices. That's one of the reasons that projections for the year going forward are not more favorable than what maybe we anticipated a quarter ago. But in terms of how that would impact producers in Texas, it will not be a huge impact.

Q: Maybe this is just a little bit too basic of a question, but if you're not shipping it to Mexico, and I know you're not shipping to Russia, where are you shipping your export products to?

A:    We are shipping some to Russia.

Q:    I guess my question is, what are your major export markets?

A: Russia continues to be somewhat of a market for us, but the former Soviet countries have been our primary target. In fact, volume in those countries are up significantly.

Q:    Okay, Soviet Union minus Russia.

A:    Yes.

Q:    All right, thank you.

And the next question comes from Christina Boni with Credit Suisse First
      Boston.

Q: Good morning, everyone. My first question goes back to your EBITDA guidance for the year of $150-$160 million. Could you just tell us what that includes in terms of avian influenza reimbursement and vitamin settlement for the full year? Then I guess the third component that's in there is there's a business disruption component, so we can try to get to a true run rate EBITDA as opposed to reported EBITDA.

A: I thought I covered that, but let me go back. Vitamin recovery amount is $54.8 million; it's included in that. Avian influenza is $16.1.

Q:    Okay, and the business interruption?

A:    There is no business interruption reported in that.

Q: When you say no business interruption is reported in that, meaning if you have disruption at Wampler's and that a part of that EBITDA you're not adding back that business disruption. Correct?

A: Yeah, we're not in this fiscal year, we are not forecasting business interruption recovery from the insurance company.

Q: Right. But if you had $5-$10 million in the first quarter and similarly in the second quarter, could you give us a sense of what your outlook would be for the magnitude of that number for the full year?

A:    It would be in the same range for the next two quarters at this point.

Q: Okay. And then, could you address on the product liability front where you are in terms of getting product liability insurance at this juncture, and are you insured at this point?

A: We have always had product liability insurance. I think you specifically mean product recall insurance.

Q:    Yes, pardon me, I misspoke.

A: Yeah. Product recall insurance-currently we do not have product recall insurance for calendar year 2003. The market has been extremely limited. There's one underwriter in the United States that's working on a quotation for us, and London has just opened back up and is working on a quotation as well. But sometimes you can't insure all your risks, and sometimes the market's just not there. We continue to work on it and see if something economically feasible is going to develop, but at this point we don't have anything firm that we could report on.

Q: Okay, that's helpful. I guess my third question is, the actual cash for the vitamin settlements, is that included in your cash flow statement? I guess the follow-up to David Nelson's question, was the debt going up and some of that being working capital. I thought you'd have the significant benefit of getting these vitamin settlement and avian influenza proceeds. Thank you.

A: Yes, it is included. When I went over the quarterly results with and without those settlements, projected without all those recoveries, a loss of $0.24-$0.44 cents. That loss has already been realized because our projected profitability...we are projected to be profitable excluding settlements for the next two quarters, so obviously that would be driving the cash flow as well.

Q:    Okay, thank you.

And the next question comes from Al Alaimo with Seneca Capital.

Q: Hi. Going back to this insurance receivable, so you've debited a receivable; what's the offsetting credit that you've taken?

A: Some of it would be expenditures, but not much. Most of it was a movement either from customer receivables or from inventory down into insurance receivables. So where we had sold product, had to recall it, out of the 27 plus million recall we received approximately 4.5 to 5 million pounds, and so the reimbursement of those products of sales for our customers is in there; and then we had inventory on hand as well.

Q:    So very little that is in your operating income.

A:    None of that...well, very...

Q:    You mentioned expenditures.

A: Yeah, when I say expenditures I'm talking about direct recall-related expenses: transportation-related expenditures or storage of the product. We still have all that product held in storage. Those kind of expenditures are in there, but in terms of the $5-$10 million that O.B. mentioned per quarter, none of that is recorded on the balance sheet as a receivable.

Q: Okay. Lastly, do your covenants to your credit agreement include the...I assume they do, they include the benefit from the vitamin settlements and the avian influenza reimbursements.

A:    Yes, yeah they do.  There's no exclusion for those.

Q:    And what's your leverage covenant again?

A: Leverage covenant is 62 1/2 and that's a balance sheet leverage, finishing the quarter at 54.3.

Q:    I'm sorry...62  1/2 percent, is that...

A:    Yes.

Q:    Okay, so that's like a debt to capitalization.

A:    Debt to cap, that's right.

Q:    Great, thank you.

And the next question comes from Kristine McCracken with Midwest Research.

Q: Good morning. I wonder if you could elaborate on two things. First, a follow-up on John Bierbusse's comments on your grain exposure. I don't have a great historical reference for this, but wondering what your approach is to hedging your exposure to commodities and if these sensitivities actually incorporate any kind of hedging outlook.

A: No, those are just mathematical numbers based on consumptions, so they don't encompass any hedging outlook. Our hedging strategy has always been to review the market and our assessment of what was the market going to do and how it was going to move and make decisions. We've got a committee formed at the highest level of our company that evaluates and makes any hedging decisions. Currently, and this year, we did very little hedging; we stayed on the market. We felt the market was essentially overbought, if you will, and that there wasn't as much upside risk going into the post-harvest season as there was downside potential; and basically as you've seen, it's traded down some since the end of harvest and fairly flat since then. And now we're getting into the bouncing season, like O.B. mentioned, between now and summer.

Q: Okay. And then secondly, you had mentioned your anticipated strength, I guess, in quick service demand. Clearly with red meat prices so high, chicken should have an advantage. Are there specific initiatives that you're supporting or could you elaborate maybe more on your outlook there?

A: We certainly market into the majority of the quick service restaurant chains, and we'll be there to benefit from any of those promotions that do shift toward chicken. There are several of those that I guess are in the planning stages, and we think they will continue to increase.

Q: Could you maybe just remind me what your mix is on a food service to retail basis for your chicken?

A:    You're saying the retail...

Q:    Retail/food service mix.

A:    The retail/food service...

Q:    How does it split out?

A: It's not...the retail part of the food service is not significant. The food service business in total-I'm pulling out our last Q here, let me see if I've got it...If we take the quarter that just ended, we break it down between fresh chicken and prepared foods. Retail prepared food product was 9.8 percent of sales, of our U.S. chicken sales. Food service is 43.7 percent of our U.S. chicken sales. So prepared food sales were 53.5 percent of total U.S. chicken sales. Is that the question you were asking? [Yes, that's good.] That information in that table is all available online out on our website.

Q:    Okay, great.

And the next question comes from Reza Vahabzadeh with Lehman Brothers.

Q: Hi, Rick and O.B. Sorry to start the conversation with this topic, but I might as well get it out of the way. How do you mitigate any risk of the Newcastle disease spreading to your production farms?

A: Certainly the fact that it was located in a backyard flock in El Paso which is probably 700 miles from any commercial flock that we're aware of has some advantages. We are implementing a program of the trucks that deliver products into El Paso will be washed and sanitized prior to returning into areas where we have chickens, and of course we have stepped up our program of addressing people traveling back and forth between any infected area. So those are the primary procedures at this point.

Q: I see. Just back on your expectations for chicken prices...As we are sitting here today, if prices just stay where they are today or soften somewhat, you would still comp flat year over year by, let's say, late summer. Does that sound right?

A:    Comp flat year over year by late December?

Q:    For leg prices alone.

A:    Leg prices, yes, that's correct.

Q: Now obviously breast prices are up nicely every year, 10 percent or so, 8-10 percent or so. And then corn prices should also be near flat by late summer, right?

A:    Right.

Q: So excluding the turkey division, the chicken business alone should have a flat or higher operating income in the U.S. in your September quarter, give or take.

A:    Yes.

Q: And of course Mexico, it looks like volumes are strong and operating margins are decent as well there, so I don't foresee operating margins in Mexico to go down in the next quarter or two. Right?

A: Our outlook for Mexico really hasn't changed a whole lot from what we've said in the prior quarters. We think it to be a very similar year to last year.

Q: Okay. I guess the other component...the question for your forecast has got to be the turkey division. You were talking about a $5-$10 million impact on operating margins in this quarter alone. Is that supposed to be...do you expect that to be flat the next two quarters, another $5-$10 million in each one of those next two quarters? It sounded like June should be about the same, September should be about the same or a little bit less.

A: Yeah, I think that range is broad enough that it does allow for the fourth quarter to be better than the third quarter.

Q: Okay. Now can you talk about how you come up with the $5-$10 million impact on operating margin when your sales are only down $27 million year over year? That's a pretty big margin on that incremental volume.

A: We've got a lot of infrastructure and live production organization that is set up to produce meat for the prepared foods operation of our turkey business. That meat was dedicated, going into prepared foods, and when you have to divert that meat because of the lack of sales to the commodity markets, it hurts significantly. It's not in a form that you could just convert it over to whole birds and freeze it and it's not conducive to that, so you're really...it's not just the Franconia operation itself, which we did mention its sales being negatively impacted. The operating income impact rolls back through the entire turkey operation.

Q: Right, okay. Do you have any visibility...do you have any signs that indicate that this impact from the recall is abating or will clearly abate? Because the operating losses that you're talking about here in this quarter are much higher than I have in my notes three to six months ago from your discussions then.

A: I think our forecast on an ongoing operation basis was approximately a loss of $0.15-$0.25 and you're correct; we came in at $0.31. The first part of your question was...

Q: Are you seeing any signs that this loss of revenues and therefore the operating losses are abating in the turkey business?

A: I believe at the end of last quarter we were in the middle of changing over our packaging. That has been completed during this quarter, and so we are optimistic as O.B. mentioned that with the new packaging going from the Wampler label to the Pilgrim label primarily that we will be able to reverse the trend on the decline in sales and start to build that business back up.

Q: I see. But you don't have enough advance orders to necessarily feel that September will be better than June quarter?

A: No, we do not. It's a work in progress and it's being diligently worked on by the sales force.

A:    And that could change daily.

Q:    Sure.  Thanks.

And Mr. Cogdill, at this time I'm showing no further questions.

RICK COGDILL:

Okay. We appreciate everybody's attendance and, like we've stated earlier, all this information is available out on our website; and we look forward to talking to you again next quarter.



                           [END OF CONFERENCE CALL]